Exhibit 99.3

Courier Corporation Declares Quarterly Dividend

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--August 1, 2013--The Board of Directors of Courier Corporation (Nasdaq: CRRC) has declared a dividend of 21 cents per common share, payable August 30, 2013, to stockholders of record on August 16, 2013. The amount of the dividend is the same as declared in the previous quarter.

About Courier Corporation

Courier Corporation is among America’s leading book manufacturers and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com